EXHIBIT 10.49
AGREEMENT
     THIS AGREEMENT (this “Agreement”) is made and entered into as of January 22, 2009, by and between William R. Hartman ( “Hartman”) and Citizens Republic Bancorp, Inc., a Michigan corporation (the “Company”).
WITNESSETH THAT
     Hartman has determined to voluntarily retire as an employee and director of the Company and its subsidiaries but to temporarily continue on the Board of Directors with a change in position from Executive Chairman to Non-Executive Chairman until Hartman’s successor is in place and a transition period has been completed. The Company wishes to compensate him for his services as Non-Executive Chairman during this transition period. To accomplish these objectives, Hartman and the Company desire to enter into this Agreement.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, and for other good and valuable consideration, it is hereby covenanted and agreed by Hartman and the Company as follows:
     1. Retirement Effective Date. Except as provided in Paragraph 2 of this Agreement, Hartman agrees that he is voluntarily terminating his employment and retiring from all positions he holds as an employee, officer, director or otherwise with the Company and its subsidiaries as of January 31, 2009 (the “Effective Date”). His voluntary retirement is intended to constitute a “separation from service” as of the Effective Date for all purposes, including Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Hartman and the Company previously entered into an employment agreement as of June 26, 2006 (the “2006 Employment Agreement”). Except for Sections 7 and 9 through 26 of the 2006 Employment Agreement, the 2006 Employment Agreement shall terminate at the close of business on the Effective Date. In electing voluntary retirement, Hartman acknowledges and confirms that (a) he is not leaving the Company because of “Disability” or for “Good Reason” as defined under Section 5 of the 2006 Employment Agreement, (b) his employment has not been terminated by the Company for purposes of Section 6 of the 2006 Employment Agreement and (c) from and after the Effective Date, he is not entitled to any further compensation or expense reimbursement under the 2006 Employment Agreement, except as specifically provided herein.
     2. Non-Executive Chairman Transition Period. Notwithstanding Section 6(e) of the of the 2006 Employment Agreement, beginning February 1, 2009, Hartman shall become the Non-Executive Chairman (the “Non-Executive Chairman”) of the Company’s Board of Directors (the “Board”) and shall serve in such capacity as an independent contractor for a transition period that terminates on the date of the Company’s 2009 Annual Meeting of Shareholders (scheduled for April 23, 2009) or any adjournment thereof not later than June 30, 2009 (the “Transition Period”). Hartman shall have no position with the Company following the completion of the Transition Period.
     3. Position and Duties.
          (a) During the Transition Period, Hartman shall serve as the Non-Executive Chairman, with such authority, power, duties and responsibilities as are commensurate with such position and as are customarily exercised by a person holding such position in a company of the size and nature of the Company, or as otherwise provided by resolution of the Board or the Company’s Bylaws.
          (b) Subject to the terms of this Agreement, during the Transition Period, in lieu of any other compensation to which the directors of the Company and its subsidiaries are entitled, Hartman shall be compensated for his services as Non-Executive Chairman as follows:
               (1) Base Fee. Hartman shall receive a base fee equal to $60,000. The base fee shall be paid in three equal installments of $20,000 on February 1, 2009, March 1, 2009 and the date on which the Transition Period ends.
               (2) Expense Reimbursement. During the Transition Period, the Company shall reimburse Hartman for all reasonable expenses incurred by him in the performance of his duties in accordance with the Company’s director expense reimbursement policies. All such payments or reimbursements shall be made as soon as reasonably practicable after Hartman provides the Company with proof of expense for which payment or reimbursement is requested, but in no event later than the fifteenth day of the third month following the end of the calendar year in which the expense being paid or reimbursed was incurred.
               (3) Incidentals. Notwithstanding Section 9 of the 2006 Employment Agreement, Hartman shall be entitled to use his corporate credit card (subject to the Company’s director expense reimbursement policies), personal computer, Blackberry and cell phone owned by the Company during the Transition Period.
               (4) Office and Administrative Assistant. The Company shall provide Hartman with an office and administrative assistant during the Transition Period, substantially comparable to the office and administrative assistant provided to Hartman immediately prior to the Effective Date.
     4. Remaining Terms of 2006 Employment Agreement Control. From and after the Effective Date, the terms of the 2006 Employment Agreement not terminated pursuant to Paragraph 1 of this Agreement shall continue to govern the rights and obligations of the parties. Nothing in the foregoing shall be construed as limiting any right of Hartman to receive the “Accrued Obligations” (Hartman’s unpaid base salary, vacation and business reimbursements accrued as of the Effective Date, other than the Pro-Rata Bonus), “Other Benefits” (Hartman’s Supplemental Executive Retirement Plan benefits, tax-qualified cash balance and 401(k) plan payments, and equity benefits or other benefits provided to Hartman pursuant to individual agreements, plans and policies of the Company accrued through the Effective Date) and “Medical Benefits” (payable at Hartman’s sole expense), all as defined under the 2006 Employment Agreement and payable to Hartman under Section 6(d) thereof.
     5. Successors. This Agreement is personal to Hartman and shall not be assignable by Hartman. The Agreement and any rights and benefits hereunder shall inure to the benefit of and be enforceable by Hartman’s legal representatives, heirs or legatees. This Agreement and any rights and benefits hereunder shall inure to the benefit of and be binding upon the Company and its successors and assigns.
     6. Amendment. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their legal representatives. If any compensation or benefits provided by this Agreement may result in the application of Section 409A of the Code, the Company shall, in consultation with Hartman, modify the Agreement in the least restrictive manner necessary to exclude such compensation from the definition of “deferred compensation” within the meaning of such Section 409A or to comply with the provisions of Section 409A, other applicable provision(s) of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions and without any diminution in the value of the payments or benefits to Hartman. The Company shall not be liable for any taxes or penalties assessed on payments and benefits provided under this Agreement. If benefits or payments under this Agreement must be delayed or reduced to comply with the Emergency Economic Stabilization Act of 2008 (the “Act”), the Company, in consultation with Hartman, shall modify the Agreement in the least restrictive manner necessary to comply with such Act.
     7. Applicable Law. The provisions of this Agreement shall be construed in accordance with the laws of the State of Michigan, without regard to the conflict of law provisions of any state.
     8. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and this Agreement shall be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).
     9. Waiver of Breach. No waiver by any party hereto of a breach of any provision of this Agreement by any other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, shall operate or be construed as a waiver of any subsequent breach by such other party of any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure of any party hereto to take any action by reason of such breach shall not deprive such party of the right to take action at any time while such breach continues.
     10. Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or prepaid overnight courier to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice):
     to the Company:
Citizens Republic Bancorp, Inc.
One Citizens Banking Center
328 South Saginaw St.
Flint, Michigan 48502
Attention: General Counsel and Secretary
     or to Hartman:
At the most recent address maintained
by the Company in its records
     Each party, by written notice furnished to the other party, may modify the applicable delivery address, except that notice of change of address shall be effective only upon receipt.

Such notices, demands, claims and other communications shall be deemed given in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery; or in the case of certified or registered U.S. mail, five days after deposit in the U.S. mail; provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received.
     11. Survivorship. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.
     12. Entire Agreement. From and after the Effective Date, this Agreement shall control over any other agreement between the parties with respect to the subject matter hereof, except as expressly provided herein.
     13. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.
     IN WITNESS THEREOF, Hartman has hereunto set his hand, and the Company has caused these presents to be executed in its name and on its behalf, all as of the day and year first above written.

WILLIAM R. HARTMAN
/s/ William R. Hartman

CITIZENS REPUBLIC BANCORP, INC.

By:	/s/ Benjamin W. Laird
	Name:	Benjamin W. Laird
	Title:	Chairman of the Compensation and Human Resources Committee